Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated December 9, 2011, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Rochester Medical Corporation on Form 10-K for the year ended September 30, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Rochester Medical Corporation on Forms S-8 (File No. 333-62592, effective June 8, 2001, File No. 333-139667, effective December 26, 2006, and File No. 333-164815, effective February 9, 2010).

/s/ Grant Thornton LLP

Minneapolis, Minnesota

December 9, 2011